EXHIBIT 99.1

ATWOOD OCEANICS ANNOUNCES DRILLING
PROGRAM FOR ATWOOD BEACON

Houston, Texas
September 30, 2009

FOR IMMEDIATE RELEASE

ATWOOD OCEANICS, INC., (NYSE – ATW) a Houston-based International Drilling Contractor, announced that the ATWOOD BEACON (owned and operated by our wholly-owned subsidiary, Atwood Oceanics Pacific Limited) has been awarded a contract by Hess Equatorial Guinea, Inc. to drill offshore Equatorial Guinea under a firm program of six (6) wells (estimated to take 240 days to complete) with options to extend the program to drill up to six additional wells.  If all options are exercised, the drilling program could be extended for another 240 days.

The contract provides for an operating dayrate for all firm and option wells of $110,000 plus a mobilization fee of $950,000.  In anticipation of this contract award, the rig had previously been relocated from India to Singapore; whereby, it is currently loaded on a dry transport vessel for the mobilization to Equatorial Guinea, which will take approximately thirty (30) days.

The total cost to relocate the rig from India to Singapore and then on to Equatorial Guinea is estimated to be around $7 million.  This cost will be amortized over the 240 days estimated firm portion of the contract.  The operating dayrate will be enhanced by amortization of the $950,000 mobilization fee over the 240-days estimated firm portion of the contract.

Statements contained in this report with respect to the future are forward-looking statements.  These statements reflect management’s reasonable judgment with respect to future events.  Forward-looking statements involve risks and uncertainties.  Actual results could differ materially from those anticipated as a result of various factors including; the Company’s dependence on the oil and gas industry; the risks involved in the construction of a rig and commencement of operations of the rig following delivery; competition; operating risks; risks involved in foreign operations; risks associated with possible disruption in operations due to terrorism, acts of piracy, embargoes, war or other military operations; and governmental regulations and environmental matters.  A list of additional risk factors can be found in the Company’s annual report on Form 10-K for the year ended September 30, 2008, filed with the Securities and Exchange Commission.

Contact: Jim Holland
281-749-7804